                                                   Exhibit 11
                                                   ----------
                             MEDITRUST CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (In thousands except per share amounts)

                                    Quarter ended            Nine months ended
                                    September 30,              September 30,
                                -----------------------     ------------------
                                   1997           1996        1997      1996
                                 -------          -----     --------  --------
Primary
-------
Weighted average shares           61,652        60,809        61,557    58,883
Dilutive effect of:
 Stock options                       240           155           194       143
                                 -------       -------      --------  --------
Weighted average number of
 shares and
 equivalent shares
  outstanding                     61,892        60,964        61,752    59,026
                                 =======       =======      ========  ========

Net income                       $42,027       $40,721      $125,027  $116,497
                                 =======       =======      ========  ========

Net income per share (A)           $0.68         $0.67      $   2.02  $   1.97
                                 =======       =======      ========  ========
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(A) This calculation is submitted in accordance with Regulation S-K item 601(b)
    (11) although not required by footnote 2 to paragraph 14 of APB Opinion No.
    15 because it results in dilution of less than 3%.

Fully Diluted
-------------
Weighted average shares           61,652        60,809        61,557    58,883
Assumed conversion of
 debentures                        8,064         8,513         8,090     8,593
Dilutive effect of:
 Stock options                       350           158           350       158
                                 -------       -------      --------  --------
Fully diluted weighted
 average shares
 and equivalent shares
  outstanding                     70,066        69,480        69,998    67,634
                                 =======       =======      ========  ========

Net income                       $42,027       $40,721      $125,027  $116,497
Interest and debt
 amortization on
 assumed conversion of
  debentures                       5,659         5,950        16,971    17,994
                                 -------       -------      --------  --------
Adjusted net income for
 fully diluted calculation       $47,687       $46,671      $141,998  $134,491
                                 =======       =======      ========  ========

Net income per share (B)          $0.68         $0.67         $2.03  $   1.99
                                =======       =======      ========  ========

(B) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces anti-dilutive results.